PROCEPT BioRobotics Reports Third Quarter 2022 Financial Results and Increases 2022 Revenue Guidance

REDWOOD CITY, Calif., November 3,2022 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended September 30, 2022.

Recent Highlights

•Total Revenue of $20.3 million for the third quarter of 2022, an increase of 135% compared to the prior year period
•U.S. system and rental revenue of $9.8 million for the third quarter of 2022, an increase of 95% compared to the prior year period
•U.S. handpiece and consumables revenue of $8.0 million for the third quarter of 2022, an increase of 267% compared to the prior year period
•Increased fiscal year 2022 total revenue guidance to approximately $72.5 million, representing growth of 110% compared to 2021
•Entered into a new five-year $52 million loan arrangement on October 10, 2022. Proceeds from the new term loan were used to retire a $50 million debt facility with the Company’s existing lender. This agreement provides additional financial flexibility to execute the Company's long-term growth plan by delaying any principal payments until Fiscal 2025 and reduces annual interest expense by approximately $2.8 million
•Announced a multi-system, national contract with Providence on September 19, 2022 to acquire AquaBeam Robotic Systems

“We are pleased to report another strong quarter, where our customers and patients continue to realize the significant clinical benefits when treated with Aquablation therapy,” said Reza Zadno, Chief Executive Officer. “Given our strong commercial momentum, excellent real-world outcomes and robust pipeline, we continue to make strategic investments to accelerate commercial hiring to further penetrate the market, while also expanding manufacturing capacity to meet future growth objectives in 2023 and beyond.”

Third Quarter 2022 Financial Results

Revenue for the third quarter of 2022 was $20.3 million, an increase of 135% compared to the prior year period. The increase was primarily driven by U.S revenues, including both system sales to new hospital customers and increased handpiece revenue. U.S. system revenue was $9.8 million, an increase of 95% compared to the prior year period. Growth was influenced largely by strong underlying demand from high-volume BPH hospitals. As of September 30, 2022, the install base of AquaBeam Robotic Systems in the U.S. was 139 systems. U.S. handpiece and consumable revenue for the quarter was $8.0 million, an increase of 267% compared to the prior year period. International revenue was $1.7 million for the quarter.

Gross margin for the third quarter 2022 was 50% compared to 49% in the prior year period. Gross margin improvement was driven by higher U.S. sales, increased average selling prices of both system sales and hand pieces and higher production volume. This was partially offset by increased investments in operations to expand capacity for future growth.

Operating expenses in the third quarter of 2022 were $32.3 million, compared with $17.0 million in the prior year period. The increase was primarily driven by increased selling, general and administrative expenses to expand the sales organization, increased research and development expenses, and increased expenses associated with being a public company.

Net loss was $22.6 million for the third quarter of 2022, compared to a loss of $14.1 million in the prior year period. Adjusted EBITDA was a loss of $18.3 million for the third quarter of 2022, compared to a loss of $10.9 million in the prior year period.

Full Year 2022 Financial Guidance

•The Company projects revenue for the full year 2022 to be approximately $72.5 million, which represents 110% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $66 million to $68 million.
•The Company projects full year 2022 Gross Margin guidance to be in the range 50% to 51%.
•The Company projects full year 2022 total operating expense guidance of approximately $115 million, reflecting an increase in overachievement allowances for variable incentive compensation and investments primarily to expand the commercial team. This compares to previous total operating expense guidance of approximately $110 million.
•The Company projects full year 2022 Adjusted EBITDA loss to be approximately $65 million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the second quarter 2022 financial results after the market close on Thursday, November 3rd, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/87bcav5x
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BI70e85eb9b03a42e8831726c78237aea4

Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com.

An archived recording will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com. The webcasts will be available for replay for at least 90 days after the event.

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2022, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum, reimbursement coverage, overall business strategy, or information regarding the impact of the COVID-19 pandemic and other global events on the Company and its operations. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on March 22, 2022. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit
https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso, CFA
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$20,349	$8,668	$51,237	$24,335
Cost of sales	10,118	4,428	24,828	12,986
Gross profit	10,231	4,240	26,409	11,349
Operating expenses:
Research and development	7,582	4,919	19,299	13,917
Selling, general and administrative	24,754	12,118	62,794	34,765
Total operating expenses	32,336	17,037	82,093	48,682
Loss from operations	(22,105)	(12,797)	(55,684)	(37,333)
Interest expense	(1,455)	(1,469)	(4,317)	(4,370)
Interest and other income, net	947	163	1,019	198
Net loss	$(22,613)	(14,103)	(58,982)	(41,505)
Net loss per share, basic and diluted	$(0.51)	$(1.22)	$(1.33)	$(5.64)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	44,640	11,580	44,276	7,361

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(22,613)	$(14,103)	$(58,982)	$(41,505)
Depreciation and amortization expense	703	796	2,178	2,561
Stock-based compensation expense	3,225	925	7,452	2,300
Interest (income) and interest expense, net	426	1,448	3,007	4,321
Adjusted EBITDA	$(18,259)	$(10,934)	$(46,345)	$(32,323)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2022 EBITDA Guidance
(in thousands)
(unaudited)

2022
Net loss	$(86,100)
Depreciation and amortization expense	3,000
Stock-based compensation expense	10,900
Interest (income) expense and other (income) expense, net(1)	7,200
Adjusted EBITDA	$(65,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$249,217	$304,320
Accounts receivable, net	12,838	4,464
Inventory	22,358	13,147
Prepaid expenses and other current assets	4,519	4,242
Total current assets	288,932	326,173
Restricted cash	3,814	777
Property and equipment, net	5,120	5,045
Operating lease right-of-use assets, net	24,424	3,279
Intangible assets, net	1,545	1,750
Other assets	202	—
Total assets	$324,037	$337,024

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,331	$2,029
Accrued compensation	10,284	6,475
Deferred revenue	2,342	1,025
Operating lease – current portion	2,473	2,105
Other current liabilities	5,929	4,608
Total current liabilities	27,359	16,242
Note payable – non-current portion	50,692	50,004
Operating lease – non-current portion	23,415	1,991
Loan facility derivative liability	1,609	1,496
Other non-current liabilities	200	200
Total liabilities	103,275	69,933

Stockholders’ equity:
Additional paid-in capital	541,048	528,666
Accumulated other comprehensive loss	217	(54)
Accumulated deficit	(320,503)	(261,521)
Total stockholders’ equity	220,762	267,091
Total liabilities and stockholders’ equity	$324,037	$337,024

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
U.S.
System sales and rentals	$9,811	$5,038	$26,081	$14,368
Handpieces and other consumables	8,015	2,184	18,182	5,458
Service	812	169	1,741	378
Total U.S. revenue	18,638	7,391	46,004	20,204
Outside of U.S.
System sales and rentals	743	481	2,353	1,725
Handpieces and other consumables	791	666	2,369	2,159
Service	177	130	511	247
Total outside of U.S. revenue	1,711	1,277	5,233	4,131
Total revenue	$20,349	$8,668	$51,237	$24,335